Exhibit 23















                     CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Shareholders of
Hannaford Bros. Co.:

     We consent to the incorporation by reference in the registration statements of Hannaford Bros. Co. and subsidiaries on Form S-8 (File Nos. 2-77902, 2-77903, 2-98387, 33-1281, 33-22666, 33-31624 and 33-41273) of our
report dated January 23, 1995, on our audits of the consolidated financial statements and financial statement schedules of Hannaford Bros. Co. and subsidiaries as of December 31, 1994 and January 1, 1994 and for each of the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K.


s/Coopers & Lybrand


Portland, Maine
March 16, 1995